Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of INDU and RTY Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Dow Jones Industrial Average TM (ticker: “INDU”) and the Russell 2000 ® Index (ticker: “RTY”) Pricing date: July 26, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Final valuation date: July 26, 2028 Maturity date: July 31, 2028 Buffer value: For each underlying, 90.00% of its initial underlying value Buffer percentage: 10.00% Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its buffer value, the securities will be automatically called for an amount equal to the principal plus the applicable premium P r em i um: At least 6.00% per annum* CUSIP / ISIN: 17291RT77 / US17291RT778 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its buffer value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its buffer value: $1,000 + [$1,000 п (the underlying return of the worst performer on the final valuation date + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated June 29, 2023 * The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security *** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Worst Underlying Ret Final Valuation Date urn on 100.00% 50.00% 25.00% - 0.01% - 10.00% - 10.01% - 25.00% - 50.00% - 75.00% - 100.00% *** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary. Hypothetical Interim Payment per Security ** Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Buffer Value Premium Hypothetical Redemption July 29, 2024 6.00% $1 , 0 60 .00 October 28, 2024 7.50% $1 , 0 75 .00 January 27, 2025 9.00% $1 , 0 90 .00 April 28, 2025 10.50% $1 , 1 05 .00 July 28, 2025 12.00% $1 , 1 20 .00 October 27, 2025 13.50% $1 , 1 35 .00 January 26, 2026 15.00% $1 , 1 50 .00 April 27, 2026 16.50% $1 , 1 65 .00 July 27, 2026 18.00% $1 , 1 80 .00 October 26, 2026 19.50% $1 , 1 95 .00 January 26, 2027 21.00% $1 , 2 10 .00 April 26, 2027 22.50% $1 , 2 25 .00 July 26, 2027 24.00% $1 , 2 40 .00 October 26, 2027 25.50% $1 , 2 55 .00 January 26, 2028 27.00% $1 , 2 70 .00 April 26, 2028 28.50% $1 , 2 85 .00 If the closing value of the worst performer is not greater than or equal to the buffer value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. ** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 Th e above summary of selected risk s d oe s not describe all of the risk s associated wit h an investment in the securities. You sh o u ld rea d the acc ompanyin g preliminary pricing supplem e n t and pr o duct su p p lement fo r a m or e co m p le t e de s cr i pt i o n o f r i sk s re la t i n g t o t h e secur i t i es. This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.